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                                                                   Exhibit 10.15

               Letter of agreement between the Company and James B. Mariner describing terms of employment.

[ChatCom, Inc.]

March 5, 1996

Mr. James B. Mariner
127 Riverside Avenue, #1207
Newport Beach, CA 92663

Subject:       Offer, Revision B

Dear Jim,

I am very pleased to inform you that the Executive Committee of the Board of Directors of ChatCom, Inc. Has selected you to be President and CEO.

In this role you will have responsibility for all aspects of ChatCom, receiving your authority from the Board of Directors. The Executive Committee members, Jim Edwards, Sandy Sigoloff and myself will be proactive supporters of you and the Company.

In line with your excellent suggestion, your offer is structured on an "at will" basis until you resign, or the Board terminates.

Initial compensation will be:

1.   A base salary of $165,00 annually, paid bi-weekly.

2. A cash bonus of up to $50,000 based upon EBIT profits of $500,000 with a goal of $1,000,000 during FY'97 (April 1, 1996 to March 31, 1997). These bonuses to be paid 30 days after audited financials are completed.

3. Upon acceptance of the job offer, ChatCom, Inc. Will grant, at market price, 360,000 options to you. Options to be exercisable during a period seven (7) years from the date of grant. These will vest over three (3) years (1/3,1/3,1/3) based on annual objectives: 60% profit, 40% revenue,

FY '97 60% if the Company achieves $500,000 EBIT profits during this period and 40% shall vest if revenue increases 15%, or more, during this period.

FY '98 & '99  To be set later with the Board and you.

4. Upon acceptance of this offer this week, you will earn a fee of $10,000 to cover costs associated with leaving TMC quickly.

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The vesting of the options in the period will be on a pro-rata basis, e.g. if
$500,000 pre-tax profit in FY '97, then 50% of the 60% vest will occur. Likewise, 50% of the 40% will vest if revenue growth was half. Vesting will occur at the end of the measurement period, i.e., after audit.

5. Normal Company medidical insurance, sickleave, vacation, holiday, etc., will be granted and you will be eligible for additional ISO options at the Board's discretion. In addition, a car allowance of up to $500 per month will be provided.

Sincerely,

/s/ Gerald R. Sayer

Gerald R. Sayer
Interim President/CEO
ChatCom, Inc.
                       Accepted: /s/ James B. Mariner     March 8, 1996
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